Exhibit 10.7

Sandra J. Price
SVP Human Resources
Mailstop: KSOPHF0310
6200 Sprint Parkway
Overland Park, KS 66251

November 6, 2014

Mr. Jeff Hallock
Mailstop: KSOPHF0310
6200 Sprint Parkway
Overland Park, KS 66251

RE:    Special Retention Award

Dear Jeff:

As we have discussed, in lieu of receiving a 2014 supplemental stock option award and conditioned on your continued employment through the earlier of (a) March 31, 2015 and (b) your employment termination by the Company not for Cause or by you for Good Reason as defined in your Employment Agreement dated October 2, 2012 and amended January 8, 2013 (“Retention Date”), you are eligible for a cash retention award in the amount of $100,000, before required withholdings, to be paid as soon as reasonably practicable after the Retention Date.

Sincerely,
/s/ SANDRA PRICE

Accepted:

/s/ JEFF HALLOCK    11/11/14
Jeff Hallock        Date

C: Marcelo Claure